EX-77.(e)(10)

                           [LETTERHEAD OF ING FUNDS]

April 28, 2006

David Makowicz
Chief Operating Officer
ING Clarion Real Estate Securities
259 North Radnor-Chester Road
Suite 205
Radnor, PA 19087

Dear Mr. Makowicz:

      Pursuant to the Sub-Advisory Agreement dated January 3, 2006 between ING Investments, LLC and ING Clarion Real Estate Securities L.P. (the "Agreement"), we hereby notify you of our intention to modify the annual sub-adviser fee for ING Global Real Estate Portfolio (the "Portfolio"), effective April 28, 2006, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement. The Amended Schedule A, with the annual sub-adviser fee indicated for the Portfolio, is attached hereto.

      Please signify your acceptance to the modified sub-adviser fee with respect to the Portfolio by signing below where indicated.

                                                Very sincerely,


                                                /s/Todd Modic
                                                Todd Modic
                                                Senior Vice President
                                                ING Investments, LLC

ACCEPTED AND AGREED TO:
ING Clarion Real Estate Securities L.P.

By: /s/ T. Ritson Ferguson
    ---------------------------
Name: T. Ritson Ferguson
      -------------------------
Title: CIO, Duly Authorized
      -------------------------

                               AMENDED SCHEDULE A

                               with respect to the

                             SUB-ADVISORY AGREEMENT

                                     between

                              ING INVESTMENTS, LLC

                                       and

                     ING CLARION REAL ESTATE SECURITIES L.P.

Series                                       Annual Sub-Adviser Fee
------                                       ----------------------
                                   (as a percentage of average daily net assets)

ING Global Real Estate                    0.40% on first $250 million;
Portfolio                               0.375% on next $250 million; and
                                               0.35% thereafter